UiPath Appoints S. Somasegar to its Board of Directors
Somasegar brings over three decades of experience building successful B2B and developer-led businesses to UiPath board
NEW YORK, NY, Sept. 5, 2024 – UiPath (NYSE: PATH), a leading enterprise automation and AI software company, today announced the appointment of S. “Soma” Somasegar, Managing Director at Madrona Ventures, to its Board of Directors effective Sept. 5, 2024.
As a seasoned technology executive, business leader, and investor, Soma brings decades of experience in growth management and fostering emerging technologies.
For the past decade, Soma has invested in technology companies that are reinventing the enterprise data stack and changing core workflows for enterprise companies and employees. His investments span a wide variety of technology areas, including automation, machine learning and artificial intelligence, next-generation cloud infrastructure, intelligent applications, and developer platforms and tools. At Madrona, Soma has helped lead investments in UiPath, Snowflake, Pulumi, Common Room, and Statsig, among other companies. He also currently serves as a board member with Pulumi, Seekout, Tigera, Bobsled, RelationalAI, Statsig, Rhythms, and Go1.
Prior to joining Madrona, Soma built a career at Microsoft over nearly three decades, where he led the company’s Developer Division responsible for the Visual Studio and .NET family of products that are the core building blocks for tens of millions of developers to build applications. Soma also led the development of Microsoft’s R&D labs in Boston, Canada, China, India, and Israel.
“Automation is at the intersection of innovation and productivity and holds great potential to transform both companies and entire industries in combination with AI,” said Somasegar. “I look forward to collaborating with the UiPath Board to help the company execute its vision and deliver long-term shareholder value.”
“I am excited to welcome Soma to our Board of Directors,” said Daniel Dines, Chairman of the Board and Chief Executive Officer at UiPath. “I believe Soma’s extensive experience in driving value creation for some of today’s most essential enterprise technologies is an asset to our Board. He brings a balance of maintaining a long-term vision and recognizing the short-term requirements for strategic decision-making. His well-developed understanding of the enterprise technology landscape will be important as we pursue our mission to help customers achieve more impactful business outcomes with the UiPath enterprise automation and AI platform.”
Soma holds a master’s degree in computer engineering from Louisiana State University and a bachelor’s degree in electronics and communication engineering from Guindy Engineering College, Anna University in Chennai, India. Soma also received an Honorary Doctorate from Anna University for accomplishments in Technology and Computer Science.
He is passionate about efforts to empower and educate girls around the world and supports women’s education and empowerment initiatives.
About UiPath
UiPath (NYSE: PATH) is on a mission to uplevel knowledge work so more people can work more creatively, collaboratively, and strategically. The AI-powered UiPath Business Automation

Platform combines the leading robotic process automation (RPA) solution with a full suite of capabilities to understand, automate, and operate end-to-end processes, offering unprecedented time-to-value. For organizations that need to evolve to survive and thrive through increasingly changing times, UiPath is The Foundation of Innovation™.

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